Exhibit 99

For Immediate Release

Patterson Dental Announces Completion

Of AbilityOne Products Corp. Acquisition

AbilityOne Expected to Contribute $0.03 to $0.04 Per Diluted Share

To Patterson’s Consolidated Second Quarter Earnings

St. Paul, MN—September 15, 2003—Patterson Dental Company (Nasdaq: PDCO) today announced it has completed its previously-reported acquisition of AbilityOne Products Corp., the world’s leading distributor of rehabilitative supplies and non-wheelchair assistive patient products to the global physical and occupational therapy markets. The Company also closed a $500 million bridge facility, which was used to finance the approximately $575 million purchase price.

Reflecting the timing of the acquisition’s closing, AbilityOne is expected to contribute $0.03 to $0.04 per diluted share to Patterson’s consolidated earnings for the second quarter of fiscal 2004 ending October 25. Earnings of $0.46 to $0.48 per diluted share were previously forecasted for this period.

For fiscal 2004, AbilityOne is expected to contribute $0.16 to $0.18 per diluted share to Patterson’s previously forecasted earnings of $2.00 to $2.02 per diluted share.

With forecasted sales of approximately $220 million for calendar year 2003, Chicago-based AbilityOne delivers the industry’s largest and most comprehensive range of distributed and self-manufactured rehabilitation products to a global customer base serving hospitals, long-term care facilities, clinics and dealers. AbilityOne’s catalog is recognized as the gold standard in its marketplace, and its direct sales force is the largest in the industry.

AbilityOne will be operated as a wholly-owned subsidiary of Patterson.

About Patterson Dental Company

The addition of AbilityOne represents a logical extension of Patterson’s value-added distribution strategy. Patterson Dental Supply, the Company’s largest business, provides a virtually complete range of consumable dental products, clinical and laboratory equipment, and value-added services to dentists, dental laboratories, institutions and other healthcare providers throughout North America. The Webster Veterinary Supply unit is the leading distributor of veterinary supplies to companion-pet veterinary clinics in the eastern United States and the third largest nationally.

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This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the AbilityOne business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:
R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President and CFO	Equity Market Partners
651/686-1600	212/461-7145 or 612/338-0810

Visit our web site at www.pattersondental.com